Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS SALES AND INCOME

PARK CITY, Utah, Jul 27/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2006 third quarter and nine months ended June 30, 2006.  Net sales for the fiscal 2006 third quarter were $37.0 million compared to $37.2 million for the same quarter of fiscal 2005.  For the third quarter, net income was $3.4 million, or $0.29 diluted earnings per share, compared to $3.2 million, or $0.27 diluted earnings per share, for the same quarter of fiscal 2005.

Net sales for the nine months ended June 30, 2006 were $114.7 million compared to $111.4 million for the same period in fiscal 2005.  For the nine months ended June 30, 2006, net income was $11.9 million, or $1.02 diluted earnings per share, compared to $9.5 million, or $0.80 diluted earnings per share, for the same period of fiscal 2005.

Bill Gay, chairman and chief executive officer, commented, “We continue to invest in our brands through marketing and sales programs that will build long-term loyalty with our health and natural food store customers.  Our business continued to show positive improvements in operating margins as we further integrated our manufacturing processes in our recently purchased facility.  We remain confident in the ongoing strength of our business and are well-positioned to take advantage of synergistic opportunities within the Healthy Foods Channel we serve.”

Mr. Gay continued, “I am pleased to announce that our Board of Directors has agreed to add an additional one million shares to its previously approved share repurchase program, which means the Company is authorized to buy up to 1.15 million total shares of its outstanding common stock.”  Under this approved share repurchase program, the Company may purchase common stock from time to time on the open market and in individually negotiated transactions.  The amount and timing of any purchases will be dependent upon a number of factors, including the price and availability of Nutraceutical shares and general market conditions.  The Company currently has approximately 11.3 million shares of its common stock outstanding.

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences® and Monarch Nutritional Laboratories™. Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2006 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2006	2005
Assets
Current assets, net	$46,564	$42,867
Property, plant and equipment, net	31,886	25,808
Goodwill	18,366	18,387
Other non-current assets, net	12,529	13,843
	$109,345	$100,905

Liabilities and Stockholders’ Equity
Current liabilities	$17,890	$16,074
Long-term liabilities	359	2,364
Stockholders’ equity	91,096	82,467
	$109,345	$100,905

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2006	2005	2006	2005
Net sales	$36,985	$37,233	$114,714	$111,381
Cost of sales	17,414	18,092	54,246	53,929
Gross profit	19,571	19,141	60,468	57,452
Operating expenses
Selling, general and administrative	13,876	13,676	41,807	41,188
Amortization of intangible assets	92	94	280	282
Income from operations	5,603	5,371	18,381	15,982
Interest and other (income)/expense, net	138	162	(893)	542
Income before provision for income taxes	5,465	5,209	19,274	15,440
Provision for income taxes	2,104	2,006	7,420	5,945

Net income	$3,361	$3,203	$11,854	$9,495

Net income per common share
Basic	$0.30	$0.28	$1.04	$0.82
Diluted	0.29	0.27	1.02	0.80

Weighted average common shares outstanding
Basic	11,272,259	11,560,503	11,383,996	11,539,643
Diluted	11,477,820	11,759,576	11,569,299	11,803,958

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2006	2005	2006	2005
Net income	$3,361	$3,203	$11,854	$9,495
Provision for income taxes	2,104	2,006	7,420	5,945
Interest and other (income)/expense, net (1)	138	162	(893)	542
Depreciation and amortization	1,138	1,059	3,476	3,279

EBITDA	$6,741	$6,430	$21,857	$19,261

(1)             Includes amortization of deferred financing fees and losses associated with fixed asset disposals.  The nine months ended June 30, 2006 also includes a gain of $1,105 on the sale of a building, which gain was excluded in determining EBITDA.